Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is made and entered into by and between ACCELRYS, INC., on behalf of itself and its affiliates (collectively, the “Company”), and the person whose name is set forth in the signature line below (“Executive”).

RECITALS

WHEREAS, Executive has been employed as the Company’s Executive Vice President, Corporate Development and Strategy.

WHEREAS, Executive’s employment is terminating on December 31, 2011 (the “Termination Date”), and the parties desire to set forth the terms of such termination.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. TERMINATION OF EMPLOYMENT. The parties acknowledge and agree that Executive’s employment is terminating on the Termination Date.

2. SEPARATION PAYMENTS.

2.1 Payments.

(a) In consideration of Executive’s release of claims pursuant to Section 3 hereof and Executive’s covenants set forth in Sections 4 and 5 hereof, the Company shall continue to pay Executive his weekly base salary, less applicable withholdings and deductions, for a period of nine months following the Effective Date of this Agreement (as defined below). These payments shall be made in accordance with the Company’s regular payroll practices. The period during which such payments shall be made is hereby referred to as the “Severance Period”. The Company shall also reimburse Executive for premiums paid under COBRA for medical insurance coverage during the Severance Period, at the same level at which Executive held such coverage prior to the Termination Date, provided that such COBRA reimbursement will cease if Executive obtains other employment within such period, and further provided that Executive will notify Company within fifteen (15) days of obtaining such employment. The payments specified herein are hereby collectively referred to as the “Severance Payments”.

(b) The parties acknowledge and agree that: (i) absent this Agreement, Executive would not be entitled to receive the Severance Payments; and (ii) in the event Executive materially breaches any provision of Section 3, 4 or 5 of this Agreement, Executive’s rights to receive any remaining Severance Payments shall immediately terminate.

2.2 Taxes. Executive will be responsible for the payment of any tax liability incurred as a result of this Agreement.

3. RELEASE OF CLAIMS.

Release. Executive hereby generally and completely releases the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities (including Symyx Technologies, Inc. and Symyx Solutions, Inc.), insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to execution of this Agreement (collectively, the “Released Claims”). Executive acknowledges and agrees that the Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to Executive’s employment with the Company, or the termination thereof; (2) all claims related to compensation or benefits, including claims for vacation pay, expense reimbursements, salary, bonuses, severance, claims under the Symyx Executive Change in Control and Severance Benefit Plan, claims under the Company’s incentive or equity plans, claims for fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing, express or implied; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended, the “ADEA”), the California Constitution or the constitution of any other state, and the California Fair Employment and Housing Act (as amended) or similar statute of any other state.

3.1 Unknown Claims. Executive acknowledges and agrees that: (i) he has been advised and understands that the Released Claims may include claims that Executive does not currently know about (“Unknown Claims”); (ii) Executive knowingly and voluntarily intends to release such Unknown Claims although Executive recognizes that someday Executive might regret having done so; and (iii) Executive assumes the risk of releasing the Unknown Claims and acknowledges and agrees that the release set forth herein shall remain effective in all respects in such case. With full understanding of the potential consequences of Executive’s actions, to the fullest extent permitted by law, Executive expressly waives all rights Executive might have under any law that is intended to protect Executive from waiving Unknown Claims, including, without limitation, Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

3.2 ADEA Claims and Effective Date. Executive acknowledges and agrees that, prior to the Execution Date, Executive was advised, as required by the ADEA, that: (i) the release of the Released Claims pursuant to this Agreement does not apply to any claims that may arise based on events or circumstances occurring after Executive signs this Agreement; (ii) Executive had the right to consult, and could have consulted, with an attorney prior to executing this Agreement; (iii) Executive was entitled to a period of twenty one (21) days to consider the release contained in this Agreement (although Executive may have chosen to voluntarily execute this release earlier); and (iv) Executive will have seven (7) days following the execution of this Agreement to revoke such Agreement, and this Agreement shall not become effective and enforceable eight (8) days after its execution by both parties (the “Effective Date”).

4. NON-COMPETITION; NON-SOLICITATION; NON-DISPARAGEMENT.

4.1 Restrictions on Unfair Competition. In consideration of the payments made to Executive under Section 2.1(a), during the Severance Period, Executive shall not, directly or indirectly, induce any of the Company’s then current clients, customers, suppliers, vendors, distributors, licensors, licensees or other third parties to terminate or materially diminish their existing business relationship with the Company or interfere in any other manner with any existing business relationship between the Company and any then current client, customer, supplier, vendor, distributor, licensor, licensee or other third party.

4.2 Non Solicitation/Non Disparagement. For a period of two years after the Termination Date, Executive shall not solicit for employment, or recommend to any other person or entity that he, she or it employ or solicit for employment or retention as an employee or consultant, any person who is an employee of, or exclusive consultant to, the Company. In addition, at all times following the Termination Date, Executive agrees not to criticize, denigrate or otherwise disparage the Company, any other Released Party or any of such entities’ policies, practices or business conduct; provided, however, that the foregoing restriction shall not be deemed to prohibit Executive from complying with any lawful subpoena or court order or taking any other actions affirmatively required by law.

4.3 Acknowledgement. Executive acknowledges and agrees that the covenants set forth in this Section 4 are reasonable and necessary in all respects for the protection of the Company’s legitimate business interests (including, without limitation, the Company’s confidential, proprietary information and trade secrets and client goodwill, which represent a significant portion of the Company’s net worth and in which the Company has a property interest). Notwithstanding anything to the contrary set forth in this Agreement: (i) if any provision set forth in this Section 4 is deemed invalid or unenforceable for any reason, it is the parties’ intention that such provision be equitably reformed or modified to the extent necessary (and only to such extent necessary) to render it valid and enforceable in all respects; and (ii) in the event that the time period and geographic scope referenced above is deemed unreasonable, overbroad, or otherwise invalid, it is the parties’ intention that the enforcing court shall reduce or modify the time period and/or geographic scope to the extent necessary (and only to such extent necessary) to render them valid and enforceable in all respects.

5. ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS OF EXECUTIVE. Executive hereby further represents and warrants for the benefit of the Company as follows:

5.1 Pursuit of Claims. Executive has not filed, initiated or prosecuted (or caused to be filed, initiated or prosecuted), and shall not file, initiate or prosecute (or cause to be filed, initiated or prosecuted), any lawsuit, complaint, charge, action, investigation or proceeding with respect to any Released Claim, whether as a named plaintiff, class member or otherwise.

5.2 Ownership of Claims. Executive has not assigned or transferred (or attempted to assign or transfer), and shall not assign or transfer (or attempt to assign or transfer), any of the Released Claims to any third party.

5.3 No Admission of Liability. Executive acknowledges that the Company has committed no wrongdoing with respect to Executive, and agrees not to assert that the releases contained herein constitute an admission of wrongdoing by any person or entity.

5.4 Company Property. Executive has returned to the Company his computer, mobile phone, and all files, memoranda, documents, records and copies thereof, keys, building passes, security passes, access or identification cards and any other property of the Company that was in Executive’s control, but can keep his I-Pad, provided that Executive shall permanently delete all company confidential information therefrom. Executive shall promptly return to the Company any company property discovered after the date of execution of this Agreement.

5.5 Confidential Information. Executive reaffirms his obligations to hold in trust and not to disclose any confidential or proprietary information of the Company and further acknowledges and agrees that he remains bound by any agreement with the Company relating to assignment of company inventions and to maintaining the confidentiality of its proprietary or confidential information (or any portion thereof) or similar information, to which Executive is subject as of the Termination Date.

5.6 No Other Amounts Owed. Executive acknowledges receipt of all accrued but unpaid salary and accrued but unused paid time off earned through December 31, 2011. Executive may submit any expenses incurred in accordance with the Company’s applicable policies for reimbursement by January 31, 2012 and the Company shall reibmurse such expenses. Executive acknowledges and agrees that, except as expressly set forth in the prior sentence and in Section 2, above, no amounts are owed to Executive, whether in cash, stock or otherwise. Without limitation, Executive acknowledges and agrees that he shall not be eligible for a bonus under the Company’s management incentive plan or any other plan or arrangement, and further acknowledges and agrees that all equity incentive awards previously granted to him will cease vesting as of the Termination Date and that he may exercise such awards solely as set forth in the applicable plans/agreement and the Company’s policies relating thereto; and that all unvested equity rights awarded to Executive have been cancelled on the Termination Date.

6. MISCELLANEOUS.

6.1 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California as applied to contracts to be performed entirely within such state between California residents.

6.2 Injunctive Relief. The parties hereto acknowledge and agree that irreparable harm would occur in the event of any breach of this Agreement and that there is no adequate remedy at law for any breach of a party’s obligations hereunder (including money damages). Accordingly, the parties expressly agree that, upon any breach or threatened breach of this Agreement by any party, the other parties hereto shall be entitled to obtain injunctive relief, including specific performance, in addition to any available remedies at law, from any court of competent jurisdiction, wherever located, without the requirement of posting a bond.

6.3 Successors and Assigns. This Agreement shall bind the heirs, personal representatives, successors, assigns, executors, and administrators of each party, and inures to the benefit of each party, its agents, directors, officers, employees, heirs, successors and assigns.

6.4 Amendments. No amendments or additions to this Agreement shall be binding unless made in writing and signed by each of the parties hereto.

6.5 Severability. Subject to Section 4.3 of this Agreement, if any provision of this Agreement is held unenforceable, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

6.6 Entire Agreement. This Agreement constitutes the entire agreement with respect to the subject matter hereof, and supersedes all prior or contemporaneous agreements or understanding between the parties, provided that nothing herein supersedes, modifies or terminates Executive’s invention assignment and confidentiality obligations which remain in full force and effect in accordance with the terms of such agreement(s).

6.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart by facsimile or electronic “.pdf” copies shall be as effective as delivery of an original executed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this AGREEMENT.

ACCELRYS, INC.	EXECUTIVE

/s/ Judy Ohrn Hicks	/s/ T.W. Heritage
Judy Ohrn Hicks	Signature
Vice President, Human Resources

Trevor W. Heritage
Printed Name

Dated: 12/27/2011	Dated: 12/27/2011